Exhibit 10.3
August 18, 2021

Dear Terry,

Congratulations on the opportunity to join Sotera Health Company (the “Company”) as its Senior Vice President and General Counsel. This letter will recap the key elements of our offer.

•Start Date: Your employment will commence in October 2021. Specific date to be mutually determined.

•Reporting: You will report to Michael Petras, Chief Executive Officer, Sotera Health Company.

•Status & Salary: You will be employed as a full-time, exempt, salaried employee. Your starting salary will be $425,000 annually, payable on a bi-weekly basis. The Company may review and/or revise your salary from time to time, in its sole discretion.

•Annual Incentive Plan: You will be eligible to participate in the Annual Incentive Plan, on the terms and conditions set forth therein, at a target of 50% of your base annual salary. For 2021, your participation in the AIP will be prorated based on your hire date.

•Long-Term Incentive Plan: In 2021, you will be eligible for an equity award with a grant date fair value of $500,000 subject to the approval of the Compensation Committee of the Company’s Board of Directors. In 2022, you will be eligible for your annual grant with a grant date fair value of $750,000 subject to the approval of the Compensation Committee. Please note that this is the value of your initial grants and the value of future grants, if any, may vary. Your equity award will be subject to, and contingent upon your acceptance of, the terms and conditions of the Sotera Health Company 2020 Omnibus Incentive Plan, as well as any applicable grant notices and agreements associated with your award. Additional information will be provided upon acceptance of this offer.

•Sign-on Bonus: Upon commencement of employment, we will provide you with a sign-on cash bonus of $500,000 payable within the first payroll cycle of February 2022.

•Benefits Program: You are eligible to participate in the Company’s benefits program, including but not limited to medical, dental, vision and 401(k) plan with company match. All plans are in accordance with the terms and conditions of that program and associated insurance policies, as may be in effect from time to time. The Company reserves the right to amend or discontinue its benefits program at any time, with or without advance notice.

•Vacation: You are entitled to four (4) weeks of vacation annually, subject to the terms and conditions of the Company’s vacation policy as may be in effect from time to time. Your vacation time will be prorated during your first year of employment, according to your hire date.

•Termination of Employment: In the event your employment is terminated by the Company without Cause you will be eligible for one (1) year separation pay equal to one (1) year of continued base salary (the “Separation Payments”). Payment of the Separation Payments shall be made in accordance with the Company’s normal payroll practices and shall commence on the sixtieth (60th) day following the date of your termination of employment (the “Release Date”) subject to your execution and delivery to the Company of a general release in a form acceptable to the Company (and such release being in full force and effect and having not been timely revoked in accordance with its terms) (the “Release Requirement”) and (B) you shall be entitled to receive such Separation Payments only so long as you have not breached any of the provisions of such general release or any restrictive covenants to which you are subject. If the Release Requirement is satisfied, then the portion of the Separation Payments which would otherwise have been paid during the period between the date of termination of employment and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. If the Release Requirement is not satisfied as of the Release Date, you shall not be entitled to any Separation Payments and the Company shall have no further obligations in connection with the Separation

Payments. For purposes hereof, “Cause” means (i) your intentional unauthorized use or disclosure of the confidential information or trade secrets of the Company and its affiliates or any of their respective customers or suppliers, (ii) conviction of, a plea of “guilty” or “no contest” to, or indictment for a felony under the laws of the United States, Canada or any province or state thereof or the laws of any other jurisdiction in which you reside, (iii) your engagement in any fraud, willful misconduct or gross neglect in the performance of your duties hereunder, or in any other willful misconduct which has caused material injury to the Company or any of its affiliates or any of their respective customers or suppliers, (iv) your willfully engaging in any act or omission involving dishonesty, breach of trust, unethical business conduct or moral turpitude, in each case involving the Company or any of its affiliates, or any of their respective customers or suppliers, (v) your failure to perform lawful assigned duties or (vi) any breach by you of any restrictive covenant to which you are subject.

•Pay-Back Provision: In the event you terminate your employment for any reason or the Company terminates your employment for Cause within 24 months after your start date, by your signature below, you acknowledge and agree to pay back to Sotera Health, a pro-rata portion of your sign-on bonus (on a pre-tax basis) within 5 business days of your termination of employment.

Your employment with the Company is “at will”; it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. This letter may be executed in counterparts and shall be binding upon the parties upon execution and may only be amended in writing signed by each of the parties hereto. The Company reserves the right to add, delete, or modify all plans, program, policies, procedures, and guidelines at any time, provided, however, that such actions shall not modify the compensation and benefits specifically provided to you under this letter. This letter constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto, and shall be governed by the internal substantive laws of the state of Delaware. All compensation and benefits described herein will be subject to applicable tax withholding.

The intent of the parties is that payments and benefits under this letter comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, (A) the Separation Payments shall be paid only in connection with a termination of your employment that constitutes a “separation from service” within the meaning of Code Section 409A and each reference to “termination of employment” or such similar term shall be interpreted to mean a “separation from service” and (B) if you are a “specified employee” as such term is defined under Code Section 409A, payment of the Separation Payments shall be delayed for a period of six (6) months following your termination of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Code Section 409A. If the payments are delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution), the Company shall pay to you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments.

This offer is contingent upon favorable references and successful completion of background and drug screens.

As a condition of your employment, you will be required to provide the Company with documents establishing your identity and right to work in the United States. These documents must be provided to the Company within three days after your employment start date. In addition, you will also be required to sign a restrictive covenants agreement in a form customary for senior executives covering non-competition and non-solicitation (while employed and for one year post employment) and confidentiality.

Terry, we look forward to you joining the Company and becoming part of our team. We are sure you will find your career with us both challenging and rewarding. To confirm your acceptance of this offer of employment on the terms and conditions set out above, please sign below and return to me.

SOTERA HEALTH COMPANY
By: /s/ Michael B. Petras, Jr.
Name: Michael B. Petras, Jr.
Title: Chief Executive Officer

By my signature below, I confirm that I have read, understand and agree with the terms of this offer.

EXECUTIVE
By: /s/ Terry G. Hammons, Jr.	August 20, 2021
Name: Terry G. Hammons, Jr.	Date